Exhibit 5.2

[Letterhead of Johnson, Pope, Bokor, Ruppel & Burns, LLP]

FILE NO. 44905.107907

August 10, 2004

Lazy Days’ R.V. Center, Inc.

6130 Lazy Days Boulevard

Seffner, Florida 33584-2968

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

                We are issuing this opinion letter in our capacity as special legal counsel to Lazy Days’ R.V. Center, Inc. (the “Issuer”), in connection with the proposed registration by the Issuer of $137,000,000 in aggregate principal amount of the Issuer’s 11 ¾% Senior Notes due 2012 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”  The Exchange Notes are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of May 14, 2004, by and between the Issuer and The Bank of New York, as trustee.  The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 11 ¾% Senior Notes due 2012 (the “Old Notes”).

                In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Issuer, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the issuance of the Exchange Notes, (iii) the Indenture, (iv) the Registration Statement, (v) the form of Exchange Notes and (vi) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

                For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer.  As to any facts material to the opinions expressed herein, we have not independently established or verified such facts and we have relied upon statements and representations of officers and other representatives of the Issuer and others and no inference as to our knowledge concerning such facts should be drawn by such reliance.

                Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, defense of usury, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

                Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

                                                (i)            The Indenture has been duly authorized, executed and delivered by the Issuer;

                                                (ii)           When (a) the Registration Statement has been declared effective; (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (c) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for Old Notes, the Exchange Notes will be a valid and binding obligation of the Registrant; and

                                                (iii)          The execution and delivery of the Indenture by the Issuer and the performance by the Issuer of its obligations thereunder (including with respect to the Exchange Notes) do not and will not, conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the charter, bylaws or other organizational documents of the Issuer or (ii) any statute or governmental rule or regulation of the State of Florida or any political subdivision thereof, of which we are aware.

                We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                This opinion letter is limited to the laws of the State of Florida and the federal laws of the United States.

                This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion letter should the present laws of the State of Florida be changed by legislative action, judicial decision or otherwise.

Very truly yours,

JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP

/s/	Michael T. Cronin
Michael T. Cronin